 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to  the  incorporation by reference in the Registration Statement No. 333-164895 on Form S-8 and Registration Statement No. 333-173850 on Form S-3 and in the related Prospectus of our report  dated February 22, 2012 (February 15, 2013 as to Note 5 to the consolidated financial statements), relating to the consolidated financial statements and financial statement schedule of Terreno Realty Corporation and subsidiaries for the year ended December 31, 2011 and  for  the period from February 16, 2010 (commencement of operations) to December 31, 2010, appearing in  this Annual Report on  Form 10-K of Terreno Realty Corporation for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

San Francisco, California

February 15, 2013